EX-31 Rule 13a-14(d)/15d-14(d) Certifications.

I, Anthony Sfarra, certify that:

1. I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the Wells Fargo Commercial Mortgage Trust 2015-C31 (the "Exchange Act periodic reports");

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Wilmington Trust, National Association, as Trustee, Trimont Real Estate Advisors, LLC, as Trust Advisor prior to November 7, 2022, BellOak, LLC, as Trust Advisor on and after November 7, 2022, CoreLogic Solutions, LLC, as Servicing Function Participant, PGIM Real Estate Loan Services, Inc. (formerly known as Prudential Asset Resources, Inc.), as Primary Servicer, Computershare Trust Company, National Association, as Servicing Function Participant for the Certificate Administrator, Computershare Trust Company, National Association, as Servicing Function Participant for the Custodian, PGIM Real Estate Loan Services Inc. (formerly known as Prudential Asset Resources, Inc.), as Primary Servicer (except with respect to certain emergency servicing advances) for the Patrick Henry Mall Mortgage Loan, Rialto Capital Advisors, LLC, as Special Servicer for the Patrick Henry Mall Mortgage Loan, Wilmington Trust, National Association, as Trustee for the Patrick Henry Mall Mortgage Loan, TriMont Real Estate Advisors, Inc., as Trust Advisor for the Patrick Henry Mall Mortgage Loan prior to November 7, 2022, BellOak, LLC, as Trust Advisor for the Patrick Henry Mall Mortgage Loan on and after November 7, 2022, Computershare Trust Company, National Association, as Servicing Function Participant for the Custodian for the Patrick Henry Mall Mortgage Loan, KeyBank National Association, as Primary Servicer for the 11 Madison Avenue Mortgage Loan, KeyBank National Association, as Special Servicer for the 11 Madison Avenue Mortgage Loan, Wilmington Trust, National Association, as Trustee for the 11 Madison Avenue Mortgage Loan, and Computershare Trust Company, National Association, as Servicing Function Participant for the Custodian for the 11 Madison Avenue Mortgage Loan.

Dated: March 17, 2023

/s/ Anthony Sfarra

Anthony Sfarra

President

(senior officer in charge of securitization of the depositor)